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                                                                     EXHIBIT 4.1

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                     INTERNATIONAL TECHNOLOGY CORPORATION

                       SPECIAL TURN-A-ROUND (STAR) PLAN

                      INCENTIVE PLAN SUMMARY FOR FY 1995

                               ENHANCED VERSION


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                            -STRICTLY CONFIDENTIAL-
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                                                                               1

INTERNATIONAL TECHNOLOGY STAR PLAN
================================================================================

IT is introducing a Special Turn-A-Round Plan (STAR Plan) for fiscal year 1995. The goal of the plan is to focus all participants on improving operating income as the common measure of company performance and to reward all incentive plan participants on a quarterly basis when operating income objectives are achieved.

Simply stated, this special, one-time plan gives each participant the opportunity for a quarterly incentive payment and for an additional "enhanced" award at the end of the year. Both awards are based on the achievement of operating income which will be the only performance criteria used for this special plan.

 .    Quarterly Incentive Payments

     . Cash awards are made based on the level of operating income achieved compared to pre-established quarterly targets (target quarterly incentive payments will equal your Annual Target Incentive weighted on a quarterly basis).

 .    Enhanced Incentive Payments

     . Quarterly operating income in excess of quarterly targets generates an Enhanced Incentive Account for each participant, out of which additional year-end payments may be paid (in restricted stock) if IT meets its annual operating income targets.

 .    In addition to minimum salary grade and length of service requirements, participants in this Plan must be participants in the basic STAR Plan and be specifically approved by executive management to also participate in this Enhanced STAR Plan.

 .    Details of this Plan are outlined in the following pages.

 .    Participants will be notified of their Annual Target Incentive (as a percent of base salary) by separate letter. Only Enhanced STAR Plan participants will be provided with details of the Enhanced STAR Plan.
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                                                                               2

INTERNATIONAL TECHNOLOGY STAR PLAN
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QUARTERLY INCENTIVES

 .    Company Operating Income Targets

     . At the end of each quarter, you will be paid an incentive award if the company reaches 95% of the operating income target for that quarter. The following schedule will be used to determine awards each quarter.

                              Actual Operating                      Portion of Current Quarterly
                         Income Achieved (as % of target)                       Award Paid
                    ==================================================================================
                                 Less than 95%                                       0
                    ----------------------------------------------------------------------------------
                                      95%                                           50%
                    ----------------------------------------------------------------------------------
                                      96%                                           60%
                    ----------------------------------------------------------------------------------
                                      97%                                           70%
                    ----------------------------------------------------------------------------------
                                      98%                                           80%
                    ----------------------------------------------------------------------------------
                                      99%                                           90%
                    ----------------------------------------------------------------------------------
                                     100%                                          100%
                    ----------------------------------------------------------------------------------
                                   Over 100%                            Amount over 100% deferred
                                                                     into Enhanced Incentive Account
                    ==================================================================================

     .    Straight line interpolation will be used to calculate intermediate awards.
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                                                                               3

INTERNATIONAL TECHNOLOGY STAR PLAN
================================================================================

 .    However, full year target awards will be divided into quarterly targets based on the relationship between target quarterly operating income and target full year operating income for each quarter. For example, for the plan year 1995, the quarterly targets are as follows.

      =====================================================================================================================
                                                QUARTER 1       QUARTER 2      QUARTER 3     QUARTER 4       FULL YEAR
      ---------------------------------------------------------------------------------------------------------------------
         Operating income targets (millions)      $5.3            $7.26          $6.96         $7.67          $27.2
      ---------------------------------------------------------------------------------------------------------------------
         Quarterly operating income target as    19.5%           26.7%          25.6%           28.2%           100%
         percent of full-year target
      ---------------------------------------------------------------------------------------------------------------------
         Quarterly award target as               19.5%           26.7%          25.6%           28.2%           100%
         percentage of full-year target
      =====================================================================================================================

 .    Thus, if your normal Annual Target Incentive is 20% of base pay, your first-quarter portion when the Company reaches the $5.3 million operating income target will be 19.5% of 20% - or 3.9% of base salary. Targets for the three remaining quarters would be:

                    2nd quarter         5.34%
                    3rd quarter         5.12%
                    4th quarter         5.64%

 .    As noted earlier, if the company exceeds 100% of any quarterly operating income target, any additional (i.e., above target) incentive will be deferred into the Enhanced Incentive Account, and will be paid out in restricted stock in the event that the company meets or exceeds 95% of its annual income target.
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                                                                               4
INTERNATIONAL TECHNOLOGY STAR PLAN
================================================================================

The Enhanced Portion of the Plan

 .    In each quarter that operating income equals or exceeds 100% of the quarterly forecast, your Annual Target Incentive will be increased by one-third so that you will have the following enhanced incentive opportunities:

              ==================================================================
                       Operating Income   Enhanced Incentive Compensation
                          Achieved                   Potential
              ------------------------------------------------------------------
                            100%            +33.0% of quarterly payout
              ------------------------------------------------------------------
                            110%            +46.7% of quarterly payout
              ------------------------------------------------------------------
                            120%            +60.1% of quarterly payout
              ------------------------------------------------------------------
                            130%            +73.5% of quarterly payout
              ------------------------------------------------------------------
                            140%            +86.9% of quarterly payout
              ------------------------------------------------------------------
                            150%            +100.0% of quarterly payout
              ==================================================================

 .    Again, straight line interpolation will be used to determine the credit to the Enhanced Incentive Account.
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                                                                               5

INTERNATIONAL TECHNOLOGY STAR PLAN
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     .    Thus if the first quarter's actual operating income exceeds the target by 50%, an additional award equal to 100% of the amount paid for that quarter will be credited to your Enhanced Incentive Account, and will payout in restricted stock provided the company reaches 95% of its full-year operating income target.

 .    In the event that the Company reaches at least 95% of its full year operating income target, all amounts in your Enhanced Incentive Account will be paid to you in shares of common stock of International Technology Corporation, subject to some restrictions. For the first three years after these shares are awarded, you cannot sell the stock; following this three-year holding period, the shares can be sold at the then-current market value or held for further appreciation.
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                                                                               6

INTERNATIONAL TECHNOLOGY STAR PLAN
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 .    Each quarter "stands alone" in determining how much compensation is credited to your Enhanced Incentive Account.

           ---------------------------------------------------------------------------------------
             1st quarter equals 130% of target         73.5% of 1st quarter award added to your
                                                       Enhanced Incentive Account
           ---------------------------------------------------------------------------------------
             2nd quarter equals 98% of target          80% of 2nd quarter award paid quarterly
                                                       and zero added to your Enhanced Incentive
                                                       Account
           ---------------------------------------------------------------------------------------
             3rd quarter equals 90% of target          Nothing earned for quarter and zero added
                                                       to your Enhanced Incentive Account
           ---------------------------------------------------------------------------------------
             4th quarter equals 140% of target         86.9% of 4th quarter award added to your
                                                       Enhanced Incentive Account
           ---------------------------------------------------------------------------------------

 .    Most importantly, if

     . Full-year operating income is below 95% of annual target, no enhanced awards will be paid
     . Full-year operating income is above 95% of annual target, all enhanced awards paid in Company stock, subject to restrictions noted earlier.
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                                                                               7

INTERNATIONAL TECHNOLOGY STAR PLAN
================================================================================

Important Details

 .    The maximum award that any participant can receive under this STAR Plan is equal to two times the Annual Target Incentive. Thus, a participant with an Annual Incentive Award of 20% of base salary can receive a combined award equal to 40% of base salary, with half of this amount quarterly in cash payments and the remaining half paid in restricted stock of the company at year-end.

 .    Enhanced Awards will be made as soon as feasible following the close of the fiscal year. It is expected that such awards will occur within 30 days of the yearly closing. Should a participant terminate for any reason prior to the actual date of award, no award will be made.

 .    The enhanced portion of the STAR Plan will be paid in the form of restricted stock in accordance with the terms of the 1991 Stock Incentive Plan and such other terms as determined by the Committee administering the 1991 Stock Incentive Plan. The dollar value of the Enhanced Annual
     Incentive Account will be divided by the fair market value of the per share price of International Technology common stock to arrive at the number of shares of restricted stock. You will own and vote the shares in your name, but will be restricted from selling the shares for three years. Although you will have alternative tax options available to you, generally the value of the restricted stock will become taxable to you at the end of the three-year restriction period. If you leave IT prior to the lapse of restrictions, all shares will be forfeited and returned to the Company.
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                                                                               8

INTERNATIONAL TECHNOLOGY STAR PLAN
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Important Details (continued)

 .    In order for any awards to be paid to you, your performance for the quarter and the full year must meet Company standards for satisfactory performance.

 .    Any awards paid to participants in this Special Plan will be offset or reduced on a dollar-for-dollar basis by any awards paid from project-based or any other incentive plans.
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                                                                               9

INTERNATIONAL TECHNOLOGY STAR PLAN
SCHEMATIC OF SINGLE QUARTER
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                             [CHART APPEARS HERE]
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                               FIRST SUPPLEMENT
                                      TO
                           SPECIAL TURN-A-ROUND PLAN
                 (FISCAL YEAR 1995 MANAGEMENT INCENTIVE PLAN)

          This FIRST SUPPLEMENT to Special Turn-A-Round Plan (Fiscal Year 1995 Management Incentive Plan) (this "Supplement") supplements and amends that certain Special Turn-A-Round Plan (Fiscal Year 1995 Management Incentive Plan) (the "Plan") of International Technology Corporation, a Delaware corporation (the "Company"), as adopted by the Board of Directors of the Company on March 3, 1994, a copy of which is attached hereto as Annex A. Capitalized terms used and
                                            -------
not otherwise defined herein shall have the meanings given them in the Plan.

          SECTION 1.   CONDITION TO GRANTS OF RESTRICTED STOCK AWARDS.

          Awards of restricted stock of the Company shall be made from the Enhanced Annual Incentive Account of a participant pursuant to the terms of the Plan if quarterly operating income of the Company for fiscal year 1995 exceeds 95% of the annual operating income target for the Company under the Plan.

          SECTION 2.   COMPUTATION OF NUMBER OF SHARES AWARDED.

          The number of shares of restricted stock of the Company to be granted to a participant as an Enhanced Annual Incentive Payment pursuant to the Plan shall equal the quotient of the amount in the Enhanced Annual Incentive Account of the participant, divided by the average price at which the Company acquires shares of Common Stock of the Company to be held as treasury stock for purposes of reissuance pursuant to the Plan.

          SECTION 3.   DATE OF GRANTS.

          Grants of restricted stock will be made as soon as practicable following the close of the fiscal year of the Company, as determined by the Committee of the Board of Directors of the Company which administers the Plan.

          SECTION 4.   REGISTRATION OF SHARES.

          The Company will register all shares of restricted stock granted pursuant to the Plan on a Form S-8 Registration Statement related to the Plan to be filed with the U.S. Securities and Exchange Commission.

          SECTION 5.   SUPPLEMENT GOVERNS IN EVENT OF CONFLICT.

          In the event that any provision of this Supplement conflicts with a provision of the Plan, the terms of this Supplement shall govern.